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                      Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information containing parts of this Post-Effective Amendment No. 17 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 14, 1997, relating to the financial statements and financial highlights appearing in the December 31, 1996 Annual Report to Shareholders of Heitman Real Estate Fund, which is also incorporated by reference in the Registration Statement. We also consent to the reference to us under the headings "Financial Highlights" and "Independent Accountants" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information.


/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
Philadelphia, PA
December 12, 1997